Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER	April 20, 2006
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS SALES

AND EARNINGS FOR FIRST QUARTER 2006

AND RAISES FULL YEAR 2006 GUIDANCE

ANGLETON, TX, APRIL 20, 2006 – Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, announced sales of $651 million for the quarter ended March 31, 2006, compared to $510 million for the same quarter last year. First quarter net income was $26.5 million, or $0.41 per diluted share. In the comparable period last year, net income was $16.9 million, or $0.26 per diluted share. Excluding restructuring charges, the impact of stock-based compensation costs and a tax benefit resulting from the closure of our UK facility, the Company had net income before special items of $24.7 million, or $0.38 per diluted share, in the first quarter of 2006. All share and per share data appearing in this press release has been retroactively adjusted for the 3-for-2 stock split completed on April 3, 2006 to holders of record as of March 27, 2006.

“These results reflect the overall strength of our business model. With overall improvements in the marketplace, our primary challenge is to properly manage our growth and maintain our execution levels,” stated Benchmark’s President and CEO Cary T. Fu.

First Quarter 2006 Financial Highlights

•                  Operating margin for the first quarter was 4.0% on a GAAP basis and was 4.5%, excluding restructuring charges and the impact of stock-based compensation expenses.

•                  Cash flows used by operating activities for the first quarter was $42.7 million.

•                  Cash and short-term investments balance at March 31, 2006 of $288 million.

•                  No debt outstanding.

•                  Accounts receivable balance at March 31, 2006 of $447 million; calculated days sales outstanding were 62 days.

•                  Inventory of $403 million at March 31, 2006; inventory turns were 6.0 times.

Second Quarter 2006 Guidance

Revenues for the second quarter of 2006 are expected to be between $630 million and $660 million. Diluted earnings per share for the second quarter, excluding restructuring charges and the impact of stock-based compensation expenses, are expected to be between $0.36 and $0.39 ($0.33 and $0.36 on a GAAP basis).

Full Year 2006 Guidance

We are raising our full year guidance. Revenues for 2006 are now expected to be between $2.55 billion and $2.60 billion. The corresponding diluted earnings per share for 2006, excluding restructuring charges, the impact of stock-based compensation expenses and the first quarter tax benefit, are expected to be between $1.48 and $1.53 ($1.46 and $1.51 on a GAAP basis).

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that excludes certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain items to better assess operating performance and to help investors compare our results with our previous guidance.

Non-GAAP information is not necessarily comparable to Non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2005 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include facilities in seven countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended March 31,
	2006	2005

Net sales	$651,244	$509,582
Cost of sales	605,878	472,097

Gross profit	45,366	37,485

Restructuring charges	2,769	—
Selling, general and administrative expenses	16,370	15,212

Income from operations	26,227	22,273

Other income (expense):
Interest expense	(86)	(67)
Other	1,689	670
Total other income, net	1,603	603

Income before income taxes	27,830	22,876

Income tax expense	1,308	5,947

Net income	$26,522	$16,929

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	63,601	62,440
Incremental common shares attributable to exercise of outstanding dilutive options	1,224	1,621
Denominator for diluted earnings per share	64,825	64,061

Earnings per share:
Basic	$0.42	$0.27
Diluted	$0.41	$0.26

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

March 31, 2006

(Amounts in Thousands)

(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$115,645
Short-term investments	172,135
Accounts receivable, net	446,622
Inventories, net	403,161
Other current assets	29,541

Total current assets	1,167,104

Property, plant and equipment, net	97,694
Other assets, net	6,392
Goodwill, net	112,991

Total assets	$1,384,181

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$406,342
Other current liabilities	76,404

Total current liabilities	482,746

Other long-term liabilities	14,805

Shareholders’ equity	886,630

Total liabilities and shareholders’ equity	$1,384,181

Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results

Three Months Ended March 31, 2006

(Amounts in Thousands)

(UNAUDITED)

Operating income (GAAP)	$26,227
Stock-based compensation	486
Restructuring charges	2,769

Non-GAAP operating income	$29,482

Net income (GAAP)	$26,522
Stock-based compensation, net of tax	372
Restructuring charges, net of tax	2,553
UK investment tax benefit	(4,760)

Non-GAAP net income	$24,687

Earnings per share: (GAAP)
Basic	$0.42
Diluted	$0.41

Earnings per share: (Non-GAAP)
Basic	$0.39
Diluted	$0.38

Weighted average shares used in calculating earnings per share:
Basic	63,601
Diluted	64,825